UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

______________________________

AMERICAN MEDIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-10784	65-0203383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1000 American Media Way Boca Raton, Florida 33464 (Address of principal executive offices, including ZIP code)

(561) 997-7733 (Registrant’s telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Item 8.01 Other Events

On September 27, 2013, American Media, Inc. (the “Company”) and certain of its subsidiaries entered into an Exchange Agreement with the holders (the “Participating Holders”) of approximately $94.3 million aggregate principal amount of the Company’s existing 13½% Second Lien Senior Secured Notes due 2018 (the “Existing Second Lien Notes”). The private exchange is expected to close upon the satisfaction of customary closing conditions, no later than the tenth business day after the signing date.

The Exchange Agreement provides for the Participating Holders to exchange their Existing Second Lien Notes for an equal aggregate principal amount of new 10% Second Lien Senior Secured PIK Notes due 2018 (the “New Second Lien PIK Notes”) to be issued by the Company under a new Indenture, by and among the Company, certain of the Company’s subsidiaries listed as guarantors thereto and Wilmington Trust, National Association, as trustee (the “Indenture”). After giving effect to this exchange, approximately $10.6 million in aggregate principal amount of Existing Second Lien Notes will remain outstanding.

The New Second Lien PIK Notes are payable in kind at a rate of 10% per annum until the earliest of December 15, 2016, the closing of a refinancing of the Company’s 11½% First Lien Senior Secured Notes due 2017 (the “First Lien Notes”) or upon the occurrence of certain specified events of default relating to the application of the cash interest savings and the right of first offer described below, at which point the interest payable on then outstanding aggregate principal amount of such New Second Lien PIK Notes will be payable at a cash interest rate of 13.5% per annum until the June 15, 2018 maturity date. Subject to certain exceptions, cash interest savings resulting from the exchange of the Existing Second Lien Notes must be used by the Company to repurchase First Lien Notes until the cash interest rate conversion date. The Participating Holders have a right of first offer to sell any of their First Lien Notes to the Company before the Company makes repurchases of First Lien Notes from any other holders of the First Lien Notes, including pursuant to open market repurchases.

The Exchange Agreement also provides that, should the Company effect a refinancing of the First Lien Notes, under certain circumstances the Company may require additional exchanges at its option. Upon completion of a refinancing of the First Lien Notes, the Company may require (i) the Participating Holders to exchange up to $55.0 million in aggregate principal amount of the Company’s First Lien Notes for New Second Lien PIK Notes or, alternatively, new second lien cash pay notes (the “New Second Lien Cash Pay Notes”) to be issued by the Company at a future date pursuant to the terms of the Exchange Agreement and Indenture (the “Optional First Lien Note Exchange”) and/or (ii) the holders of all New Second Lien PIK Notes (including any New Second Lien PIK Notes received in the Optional First Lien Note Exchange) to exchange all of their New Second Lien PIK Notes for New Second Lien Cash Pay Notes (the "Optional Second Lien Note Exchange"). In the event of the Optional Second Lien Note Exchange, certain of the Participating Holders will have the right to designate an independent director to the Board of Directors of the Company under certain conditions.

This Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

A press release was issued on September 27, 2013 announcing the transaction and is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated September 27, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN MEDIA, INC.

Date: September 27, 2013	By:	/s/ Eric S. Klee
Name: Eric S. Klee Title: Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release dated September 27, 2013.